                                                                 EXHIBIT 11.0



                             NORTHWEST PIPE COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)


                                            THREE MONTHS ENDED   SIX MONTHS ENDED
                                                 JUNE 30,            JUNE 30,
                                             ----------------    ----------------
                                              1997      1996      1997      1996
                                             ------    ------    ------    ------
Net income as reported ...................   $2,962    $2,600    $5,377    $5,368
                                             ------    ------    ------    ------
                                             ------    ------    ------    ------
Earnings per share .......................    $0.45     $0.47     $0.81     $0.97
                                             ------    ------    ------    ------
                                             ------    ------    ------    ------
Weighted average shares outstanding:
   Common stock ..........................    6,404     5,263     6,401     5,263
   Common stock issuable upon exercise
     of stock options ....................      203       264       208       264
                                             ------    ------    ------    ------
Shares used in per share calculations ....    6,607     5,527     6,609     5,527
                                             ------    ------    ------    ------
                                             ------    ------    ------    ------